Exhibit 99.1

Rumble Reports Third Quarter 2023 Results

~ Year-over-Year Revenue Increase of 64% to $18.0 Million ~

~ 58 Million Average Monthly Active Users ~

~ Average Estimated Minutes Watched Per Month of 10.7 Billion ~

LONGBOAT KEY, Fla., November 13, 2023 (GLOBE NEWSWIRE) -- Rumble Inc. (Nasdaq: RUM) (“Rumble” or the “company”), the video sharing platform and cloud services provider, today announced financial results for the fiscal quarter ended September 30, 2023.

Q3 2023 Highlights and Key Items

●	Driven by higher advertising and licensing and other revenue, third quarter revenue increased 64% to $18.0 million, compared to $11.0 million in the third quarter of 2022, and $25.0 million in the second quarter of 2023.

●	Average global Monthly Active Users (“MAUs”) of 58 million in the third quarter of 2023. Of the 58 million MAUs, 40 million were based in the U.S. and Canada.

●	Average estimated Minutes Watched Per Month (“MWPM”) increased by 19% to 10.7 billion in the third quarter of 2023, compared to 9.0 billion in the third quarter of 2022 and 11.8 billion in the second quarter of 2023.

●	Strong growth in hours of uploaded video per day, increasing by 78% to 15,700 in the third quarter of 2023, compared to 8,796 in the third quarter of 2022 and 13,229 in the second quarter of 2023.

●	As of September 30, 2023, Rumble’s balance of cash, cash equivalents and marketable securities was approximately $267.0 million.

●	Launched the beta release of Rumble Cloud with a robust product set which includes cloud compute, storage, and networking. Rumble Cloud is well-positioned to provide a new revenue stream for Rumble by capturing a share of the public cloud market by serving a growing segment of businesses that are looking for alternatives to ‘big tech.’

●	Hosted exclusive livestreams for the first two Republican presentation primary debates, gaining over an estimated 700,000 concurrent viewers across all Rumble platforms during the first debate on August 23, 2023.

●	Expanded exclusive-to-Rumble content to include RiceGum in a strategic effort to continue the momentum with Gen Z viewership.

●	Expanded Rumble’s comedic library with the addition of widely followed comedian JP Sears’ weekly show “Lies You Can Trust.”

●	Increased creator visibility through Rumble’s livestream format of Jimmy Corsetti’s popular show “Bright Insight with Jimmy Corsetti.”

●	Top streamer Steven Crowder surpassed $7.5 million in subscription payments to his ‘Mug Club’ subscriber community within five months of launch. Because Rumble recognizes subscription revenue proportionally over the respective subscription term and given that the majority of Mug Club subscriptions is annual, the full $7.5 million is not recognized as revenue in Rumble’s financial statements at the time funds are collected.

●	Strong progress on the video platform: launched new app for Samsung Smart TVs, implemented new video player on the web, improved categorization features and navigation, and improved video sharing capabilities.

●	The third quarter of 2023 marks the completion of Rumble’s first year as a publicly traded company.

Subsequent to Quarter End Highlights

●	On November 7, 2023, announced the Beta launch of its new livestreaming tool, Rumble Studio, simplifying the livestreaming experience for Rumble creators, allowing them to easily stream video to multiple platforms, invite guests, and engage with audiences.

●	Served as the exclusive livestream partner for the third Republican presidential primary debate on November 8, 2023, and subsequently announced Rumble as the exclusive livestream partner for the fourth Republican presidential primary debate to be held on December 6, 2023.

●	Accomplished dual strategic initiatives by expanding Rumble’s selection of exclusive movies through the company’s Locals subscription platform with the release of “Police State” from leading creator Dinesh D’Souza in collaboration with Dan Bongino.

●	Announced upcoming Christmas comedy from executive producers Logan Sekulow and Sean Hannity to premiere exclusively on Rumble on November 23, 2023.

Management Commentary

Rumble’s Chairman and CEO Chris Pavlovski commented, “Our third quarter topline revenue grew 64% year over year as we continue to receive early positive indications of tangible revenue dollars from the successful implementation of Rumble Advertising Center, or RAC. Meanwhile, we continue to focus on establishing Rumble as the platform that can position streamers for optimal earnings. With average Monthly Active Users of 58 million, we have a strong user base that is ripe for monetization, which in turn will allow us to curb our creator incentives. With the proven functionality in place to transition creators onto the Rumble Studio, in addition to the capabilities of RAC, we believe we have the tools to take our earnings to the next level. Simply put, our recent spend on creators, including sports leagues, has successfully diversified our user base. This diverse user base has already attracted numerous brand advertisers and created traction with top-tier advertising agencies. We are seeing the fruits of our labors, and our focus remains on monetization and a pathway to profitability.”

Q3 Financial Summary (Unaudited)

For the three months ended September 30, 2023	2023	2022	Variance ($)	Variance (%)
Revenues	$17,982,150	$10,983,182	$6,998,968	64%
Expenses
Cost of services (content, hosting and other)	$39,751,475	$12,287,183	$27,464,292	224%
General and administrative	9,688,129	2,861,787	6,826,342	239%
Research and development	5,111,748	1,724,347	3,387,401	196%
Sales and marketing	3,182,903	1,460,177	1,722,726	118%

For the third quarter of 2023, revenue was $18.0 million, compared to $11.0 million in the third quarter of 2022, an increase of 64%. The increase is due to a $2.3 million increase in advertising revenue and a $4.7 million increase in licensing and other revenue. The increase in advertising revenue was driven by an increase in consumption, as well as the introduction of new advertising solutions for creators, publishers and advertisers through RAC. The increase in licensing and other revenue was driven by subscriptions as well as licensing creator content, tipping, cloud and platform hosting fees.

Cost of services was $39.8 million for the quarter, compared to $12.3 million in the third quarter of 2022. The increase was due to an increase in programming and content costs of $26.1 million, hosting expenses of $0.7 million, and other service costs of $0.7 million.

General and administrative expense was $9.7 million for the quarter, compared to $2.9 million in the third quarter of 2022. The increase was due to a $2.9 million increase in staffing-related costs, share-based compensation of $1.1 million related to the recognition of rights to contingent consideration in connection with the Callin acquisition, as well as other administrative expenses of $2.8 million, most of which are public company-related, including accounting, legal, investor relations, insurance and other administrative services.

Research and development expense was $5.1 million for the quarter, compared to $1.7 million in the third quarter of 2022. The increase was due to a $3.0 million increase in staffing-related costs, as well as a $0.4 million increase in costs related to computer software and hardware, and other administrative expenses.

Sales and marketing expense was $3.2 million for the quarter, compared to $1.5 million in the third quarter of 2022. The increase was due to a $0.8 million increase in staffing-related and consulting service costs, as well as a $0.9 million increase in other marketing and public relations activities.

Liquidity

As of September 30, 2023, Rumble had cash, cash equivalents and marketable securities of approximately $267.0 million.

Conference Call Webcast Information

Rumble will host a conference call at 5:00 p.m. Eastern Time today, Monday, November 13, 2023, to discuss its quarterly results. Access to the live webcast and replay of the conference call will be available here and on Rumble’s Investor Relations website at investors.rumble.com under ‘News & Events’.

Chris Pavlovski, the Chairman and CEO of Rumble, will also be interviewed by Matt Kohrs this evening at 7:00 p.m. Eastern Time. The interview will be accessible here and streamed live on the Matt Kohrs Rumble channel at rumble.com/MattKohrs.

Notes on KPIs

Monthly Active Users (“MAUs”). We use MAUs as a measure of audience engagement to help us understand the volume of users engaged with our content on a monthly basis. MAUs represent the total web, mobile app, and connected TV users of Rumble for each month, which allows us to measure our total user base calculated from data provided by Google, a third-party analytics provider. Google defines “active users” as the “[n]umber of distinct users who visited your website or application.” We have used the Google analytics systems since we first began publicly reporting MAU statistics, and the resulting data have not been independently verified.

As of July 1, 2023, Universal Analytics (“UA”), Google’s analytics platform on which we historically relied for calculating MAUs using company-set parameters, was phased out by Google and ceased processing data. At that time, Google Analytics 4 (“GA4”) succeeded UA as Google’s next-generation analytics platform, which we used to determine MAUs for the third quarter of 2023 which we expect to continue to use to determine MAUs in future periods. Although Google has disclosed certain information regarding the transition to GA4, Google does not currently make available sufficient information relating to its new GA4 algorithm for us to determine the full effect of the switch from UA to GA4 on our reported MAUs. Because Google has publicly stated that metrics in UA “may be more or less similar” to metrics in GA4, and “[i]t is not unusual for there to be apparent discrepancies” between the two systems, we are unable to determine whether the transition from UA to GA4 has a positive or negative effect, or the magnitude of such effect, if any, on our reported MAUs. It is therefore possible that MAUs that we reported based on the UA methodology for periods prior to July 1, 2023 cannot be meaningfully compared to MAUs based on the GA4 methodology in subsequent periods.

Estimated Minutes Watched Per Month (“MWPM”). We use estimated MWPM as a measure of audience engagement to help us understand the volume of users engaged with our content on a monthly basis and the intensity of users’ engagement with the platform. Estimated MWPM represents the monthly average of minutes watched per user within a quarterly period, which helps us measure user engagement. Estimated MWPM is calculated by converting actual bandwidth consumption into minutes watched, using our management’s best estimate of video resolution quality mix and various encoding parameters. We continually seek to improve our best estimates based on our observations of creator and user behavior on the Rumble platform, which changes based on the introduction of new product features, including livestreaming. We are currently limited, however, in our ability to collect data from certain aspects of our systems while we improve our measurement capabilities. These limits may result in errors that are difficult to quantify, especially as the proportion of livestreaming on the Rumble platform increases over time, and as we improve the quality of various video formats by increasing bit rates, until we are able to measure MWPM directly. Bandwidth consumption includes video traffic across the entire Rumble platform (website, apps, embedded video, connected TV, etc.), as well as what our management believes is a nominal amount of non-video traffic, a nominal amount of traffic from customers hosted on Rumble’s infrastructure, and an unknown amount of consumption of Rumble videos outside of the Rumble video player. Starting in the second quarter of 2022 we began transitioning a portion of Locals’ bandwidth consumption to our infrastructure. While Locals’ bandwidth consumption currently represents an immaterial amount of consumption, we expect this figure to grow in the coming quarters.

Hours of Uploaded Video Per Day. We use the amount of hours of uploaded video per day as a measure of content creation to help us understand the volume of content being created and uploaded to us on a daily basis. We regularly review, have adjusted in the past, and may in the future adjust our processes for calculating our key business metrics to improve their accuracy, including through the application of new data or technologies or product changes that may allow us to identify previously undetected spam activity. As a result of such adjustments, our key business metrics may not be comparable period-over-period.

About Rumble

Rumble is a high-growth neutral video platform and cloud services provider that is creating the rails and independent infrastructure designed to be immune to cancel culture. Rumble’s mission is to restore the Internet to its roots by making it free and open once again. For more information, visit corp.rumble.com.

Forward-Looking Statements

Certain statements in this press release and the associated conference call constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not historical facts are forward-looking statements and include, for example, results of operations, financial condition and cash flows (including revenues, operating expenses, and net income (loss)); our ability to meet working capital needs and cash requirements over the next 12 months; and our expectations regarding future results and certain key performance indicators. Certain of these forward-looking statements can be identified by using words such as “anticipates,” “believes,” “intends,” “estimates,” “targets,” “expects,” “endeavors,” “forecasts,” “could,” “a pathway to,” “will,” “may,” “future,” “likely,” “on track to deliver,” “accelerate,” “forward trajectory,” “continues to,” “looks forward to,” “begins to focus on,” “plans,” “projects,” “assumes,” “should” or other similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, and our actual results could differ materially from future results expressed or implied in these forward-looking statements. The forward-looking statements included in this release are based on our current beliefs and expectations of our management as of the date of this release. These statements are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward- looking statements include, but are not limited to, our ability to recognize the anticipated benefits of becoming a publicly traded company , which may be affected by, among other things, our ability to grow and manage growth profitably, maintain relationships with customers, compete within our industry and retain key employees; the possibility that we may be adversely impacted by economic, business, and/or competitive factors; our limited operating history making it difficult to evaluate our business and prospects; our inability to effectively manage future growth and achieve operational efficiencies; our recent and rapid growth not being indicative of future performance; our inability to achieve revenue growth consistent with or better than our current annual revenue run rate, including due to our failure to onboard sufficient new content creators and content and/or fully launch RAC or, even if RAC is fully launched, our inability to achieve the monetization of creators through RAC and/or Rumble Studio consistent with our expectations; our inability to grow or maintain our active user base; our inability to successfully launch our Cloud business; our inability to achieve or maintain profitability; the possibility that we may be unable to monetize our expansion into live sports as currently anticipated, including with respect to our relationships with Power Slap, SLS, NRX and BKFC; the possibility that we may be unable to reach definitive agreements with either or both Kai Cenat and IShowSpeed (each of whom has signed a binding term sheet with us), or if definitive agreements are entered into, the possibility that we may be unable to monetize such relationships with our content creators as currently anticipated; the possibility that we may be adversely impacted by negative media campaigns; real or perceived inaccuracies in our performance metrics; our failure to comply with applicable privacy laws; occurrence of a cyber incident resulting in information theft, data corruption, operational disruption and/or financial loss; potential liability for hosting a variety of tortious or unlawful materials uploaded by third parties; negative publicity for removing, or declining to remove, certain content, regardless of whether such content violated any law; impediment of access to our content and services on the Internet; significant market competition that we face; changes to our existing content and services resulting in failure to attract traffic and advertisers or to generate revenue; our dependence on third party vendors; our inability to realize the expected benefits of financial incentives that we offer to our content creators; potential diversion of management’s attention and consumption of resources as a result of acquisitions of other companies and success in integrating and otherwise achieving the benefits of recent and potential acquisitions; failure to maintain adequate operational and financial resources or raise additional capital or generate sufficient cash flows; adverse effect on our business by compliance obligations imposed by new privacy laws, laws regulating social media platforms and online speech in the U.S. and Canada; regulations regarding paid endorsements by content creators; and those additional risks, uncertainties and factors described in more detail under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022, Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, and in our other filings with the Securities and Exchange Commission. We do not intend, and, except as required by law, we undertake no obligation, to update any of our forward-looking statements after the issuance of this release to reflect any future events or circumstances. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Rumble on Social Media

Investors and others should note that we announce material financial and operational information to our investors using our investor relations website (investors.rumble.com), press releases, SEC filings and public conference calls and webcasts. We also intend to use certain social media accounts as a means of disclosing information about us and our services and for complying with our disclosure obligations under Regulation FD: the @rumblevideo X (formerly Twitter) account (twitter.com/rumblevideo), the @rumble TRUTH Social account (truthsocial.com/@rumble), the @chrispavlovski X (formerly Twitter) account (twitter.com/chrispavlovski), and the @chris TRUTH Social account (truthsocial.com/@chris), which Chris Pavlovski, our Chairman and Chief Executive Officer, also uses as a means for personal communications and observations. The information we post through these social media channels may be deemed material. Accordingly, investors should monitor these social media channels in addition to following our press releases, SEC filings and public conference calls and webcasts. The social media channels that we intend to use as a means of disclosing the information described above may be updated from time to time as listed on our investor relations website.

For investor inquiries, please contact:

Shannon Devine

MZ Group, MZ North America

203-741-8811

investors@rumble.com

Source: Rumble Inc.

Condensed Consolidated Interim Statements of Operations (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022

Revenues	$17,982,150	$10,983,182	$60,571,579	$19,427,259

Expenses
Cost of services (content, hosting, other)	$39,751,475	$12,287,183	$106,615,656	$20,213,175
General and administrative	9,688,129	2,861,787	27,482,408	6,164,406
Research and development	5,111,748	1,724,347	12,078,168	3,721,156
Sales and marketing	3,182,903	1,460,177	10,215,780	3,422,304
Acquisition-related transaction costs	445,833	-	1,150,035	1,341,056
Amortization and depreciation	1,353,071	410,388	3,077,705	924,974
Changes in fair value of contingent consideration	(1,335,177)	-	(1,709,173)	-

Total expenses	58,197,982	18,743,882	158,910,579	35,787,071

Loss from operations	(40,215,832)	(7,760,700)	(98,339,000)	(16,359,812)
Interest income	3,620,882	211,728	10,499,232	234,534
Other income (expense)	104,339	(24,980)	85,939	(49,548)
Changes in fair value of warrant liability	7,485,695	5,715,500	643,195	5,715,500

Loss before income taxes	(29,004,916)	(1,848,452)	(87,110,634)	(10,459,326)
Income tax expense	(16,126)	-	(32,601)	-

Net loss	$(29,021,042)	$(1,848,452)	$(87,143,235)	$(10,459,326)

Loss per share – basic and diluted	$(0.14)	$(0.01)	$(0.43)	$(0.06)
Weighted-average number of common shares used in computing net loss per share - basic and diluted	201,810,477	177,663,321	201,287,948	174,915,525

Share-based compensation expense included in expenses:
Cost of services (content, hosting, other)	$737,878	$-	$1,936,685	$-
General and administrative	3,085,754	175,159	7,523,812	182,113
Research and development	365,026	6,455	730,300	19,366
Sales and marketing	132,493	7,053	300,240	21,160

Total share-based compensation expense	4,321,151	188,667	10,491,037	222,639

Condensed Consolidated Interim Balance Sheets (Unaudited)

	September 30,	December 31,
	2023	2022

Assets
Current assets
Cash and cash equivalents	$265,883,872	$337,169,279
Marketable securities	1,135,200	1,100,000
Accounts receivable, net	6,152,166	4,748,189
Income taxes receivable	1,359	-
Prepaid expenses and other	13,185,162	9,342,691
	286,357,759	352,360,159

Prepaid expenses and other, long term	1,858,711	547,589
Property and equipment, net	17,878,498	8,844,232
Right-of-use assets, net	1,844,385	1,356,454
Intangible assets, net	10,814,386	3,211,305
Goodwill	12,648,045	662,899
	$331,401,784	$366,982,638

Liabilities and Shareholders’ Equity

Current liabilities
Accounts payable and accrued liabilities	$33,513,993	$14,324,696
Deferred revenue	7,487,591	1,040,619
Lease liabilities	670,789	583,186
Contingent consideration	980,975	-
Income taxes payable	-	934
Deferred tax liability	1,629,180	-
	44,282,528	15,949,435

Lease liabilities, long-term	1,251,244	835,924
Contingent consideration, net of current portion	801,593	-
Warrant liability	9,419,305	10,062,500
Other liability	500,000	500,000
	56,254,670	27,347,859
Commitments and contingencies (Note 15)

Shareholders’ Equity
Preferred shares	-	-
Common shares	768,522	768,357
Accumulated Deficit	(115,925,936)	(28,782,701)
Additional paid-in capital	390,304,528	367,649,123
	275,147,114	339,634,779
	$331,401,784	$366,982,638

Condensed Consolidated Interim Statements of Cash Flows (Unaudited)

For the nine months ended September 30,	2023	2022

Cash flows provided by (used in)

Operating activities
Net loss for the period	$(87,143,235)	$(10,459,326)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization and depreciation	3,077,705	924,974
Share-based compensation	10,491,037	222,639
Non-cash portion interest expense	33,255	28,145
Non-cash portion of operating lease costs	481,542	383,915
Change in fair value of warrants	(643,195)	(5,715,500)
Change in fair value of contingent consideration	(1,709,173)	-
	(75,412,064)	(14,615,153)
Changes in operating assets and liabilities:
Accounts receivable	(1,785,330)	(6,047,258)
Prepaid expenses and other	(4,952,942)	(3,048,405)
Accounts payable and accrued liabilities	16,375,555	6,059,222
Deferred revenue	6,446,972	338,725
Income taxes payable (receivable)	-	256,095
Operating lease liabilities	(502,923)	(342,870)
	(59,830,732)	(17,399,644)
Investing activities
Purchase of property and equipment	(11,008,811)	(5,830,881)
Purchase of intangible assets	(910,399)	-
Purchase of marketable securities	(1,135,200)	-
Sale and maturities of marketable securities	1,100,000	-
Cash acquired in connection with Callin acquisition	1,000,989	-
	(10,953,421)	(5,830,881)

Financing activities
Taxes paid from net share settlement for share-based compensation	(462,658)	-
Repayment of Sponsor loan in connection with Qualifying Transaction	-	(2,173,353)
Repurchase of Class C Common Stock	-	(11,000,000)
Proceeds from Qualifying Transaction	-	399,807,596
Proceeds from other liabilities	-	250,000
Share issuance costs	(40,478)	(53,866,750)
	(503,136)	333,017,493

Effect of exchange rate changes on cash and cash equivalents	1,882	45,707
Decrease in cash and cash equivalents during the period	(71,285,407)	309,832,675

Cash and cash equivalents, beginning of period	337,169,279	46,847,375
Cash and cash equivalents, end of period	$265,883,872	$356,680,050

Supplemental cash flow information
Cash paid for income taxes	$32,601	$4,831
Cash paid for interest	4,212	54
Cash paid for lease liabilities	466,550	314,674
Non-cash investing and financing activities:
Property and equipment in accounts payable and accrued liabilities	1,522,938	341,895
Settlement of loan receivable in exchange for Class A Common Stock	391,235	-
Non-cash consideration related to the acquisition of Callin	18,226,572	-
Recognition of operating right-of-use assets in exchange for operating lease liabilities	969,473	368,831